Credit Suisse Institutional Fund, Inc.
SUB-ITEM 77D: Policies with respect to security investments Effective February 28, 2002, the Large Cap Value Portfolio's investment policy was changed to reflect a change in law, as follows:
Under normal market conditions, the portfolio will invest at least 80% of its net assets, plus any borrowings for investment purposes, in equity securities of U.S. companies with large market capitalizations, which is defined as companies with market capitalizations equal to or greater than the smallest company in the Russell 1000 Index.
The portfolio may invest up to 20% of its net assets in debt securities, including up to 10% of its net assets in debt securities rated below investment grade.
The portfolio's 80% investment policy is non-fundamental and may be changed by the Board of Directors to become effective upon at least 60 days' notice to shareholders prior to any such change. Effective February 28, 2002, the Small Cap Growth Portfolio's investment policy was changed to reflect a change in law, as follows:
Under normal market conditions, the portfolio will invest at least 80% of its net assets, plus any borrowings for investment purposes, in equity securities of small U.S. companies. The portfolio considers a "small" company to be one whose market capitalization is within the range of capitalizations in the Russell 2000 Index.
The portfolio may invest up to 20% of its net assets in debt securities, including up to 5% of its net assets in debt securities rated below investment grade.
The portfolio's 80% investment policy is non-fundamental and may be changed by the Board of Directors to become effective upon at least 60 days' notice to shareholders prior to any such change. Effective February 28, 2002, the International Focus Portfolio's investment policy was changed as follows:
Under normal market conditions, the portfolio will invest at least 80% of its net assets, plus any borrowings for investment purposes, in equity securities of issuers from at least three foreign countries.
The portfolio may invest up to 20% of its net assets in debt securities, including up to 5% of its net assets in debt securities rated below investment grade.